Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Texaco Inc.
Caltex Group of Companies:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Texaco Inc. of our report dated February 9, 1998, relating to the combined balance sheets of the Caltex Group of Companies as of December 31, 1997 and 1996 and the related combined statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in Texaco Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997.


                                                KPMG LLP



Dallas, Texas
March 4, 1999